Exhibit 99.1

KMG Chemicals Reports Fourth Quarter and Full Year 2012 Financial Results

HOUSTON, TX, October 12, 2012 – KMG Chemicals, Inc. (NYSE: KMG), a global provider of specialty chemicals in select markets, today announced financial results for its fourth fiscal quarter and fiscal year ended July 31, 2012.

2012 Fourth Fiscal Quarter Highlights

•	Net sales were $67.6 million, down 4.7% from the comparable quarter in the year-ago period.

•	Gross profit margins increased to 30.5%, from 23.9% in the fourth fiscal quarter of 2011.

•	Operating income increased 167% to $6.7 million vs. $2.5 million in the same period a year ago.

•	Diluted earnings per share from continuing operations more than tripled to $0.34 vs. $0.09 per share reported in last year’s fourth fiscal quarter.

•	Electronic Chemicals segment operating margins (after corporate allocations) improved to 10.0% vs. 0.7% in the fourth fiscal quarter of 2011.

2012 Fiscal Year Highlights

•	Net sales were $273 million, a 6.6% increase from $256 million in fiscal 2011.

•	Operating income rose 49% to $25.4 million vs. $17.0 million in fiscal 2011.

•	Diluted earnings per share from continuing operations were $1.24, a 51% increase from last year’s $0.82 in diluted earnings per share from continuing operations.

•	Electronic Chemicals segment sales grew to a record $159 million, up 5.3% from fiscal 2011.

•	Electronic Chemicals segment operating margins (after corporate allocations) more than doubled to 8.4%, from 4.1% in fiscal 2011.

•	Wood Treating Chemicals segment sales were $113 million, up 8.6% from $104 million in fiscal 2011.

•	Net cash provided by operating activities was $25.2 million, compared to $12.7 million in fiscal 2011.

Neal Butler, President and CEO of KMG, commented, “We are pleased with our fiscal 2012 results, which included a 51% year/year increase in diluted earnings per share from continuing operations, particularly in light of continued economic weakness in Europe and sluggish economic growth in the U.S. We have made significant progress in integrating and optimizing acquired assets in our Electronic Chemicals business, resulting in segment operating margins more than doubling on a year-over-year basis. While our Wood Treating Chemicals business remains an important contributor to our overall performance, this business has underperformed our expectations recently. However, we are taking steps to improve performance as fiscal 2013 progresses.”

Electronic Chemicals

Electronic Chemical sales increased 9% to $43.1 million from the third fiscal quarter of 2012 and 7% from the fourth quarter of fiscal 2011. Overall demand for KMG’s high purity electronic chemicals remained firm in the fourth fiscal quarter, aided in part by customer fabrication facility expansions.

Segment operating margins improved strongly on a year/year basis, reaching 10.0% in the fourth fiscal quarter of 2012 compared to 0.7% in the fourth quarter of fiscal 2011. The improvement in operating profitability is related to the realization of previous pricing adjustments that were implemented in response to prior raw material cost increases and additional operating efficiencies gained from our integration of the assets of General Chemical.

Wood Treating Chemicals

Wood Treating Chemicals sales declined to $24.3 million in the fourth fiscal quarter, from $30.8 million in the same period a year ago, reflecting lower shipment volumes. The decline in volumes is primarily attributable to increased competitive pressures from alternative processes and materials in the rail tie treating market.

Wood Treating Chemicals segment operating margins (after corporate allocations) increased to 13.2% in the fourth fiscal quarter, from 11.0% in the fourth fiscal quarter of 2011. Margins were helped by our pentachlorophenol (penta) product line, which continues to perform well, benefiting from strong market demand for mid-level transmission poles.

Balance Sheet and Cash Flow Overview

John V. Sobchak, CFO of KMG, said, “We ended fiscal 2012 with long-term debt of $24 million, down from $49.3 million, including current maturities, at the close of fiscal 2011. Our long-term debt-to-shareholders’ equity ratio was 22.5% as of July 31, 2012 vs. 42.8% at the end of fiscal 2011. Cash flow remained strong, as KMG generated net cash from operating activities of $25.2 million for the fiscal 2012 year.”

Sale of Animal Health Business

As previously announced, KMG sold its Animal Health business to Bayer Healthcare LLC in the third quarter of fiscal 2012. KMG has classified this divestiture as a discontinued operation for all periods presented. Prior-year information has been reclassified to conform to the current period presentation.

Outlook

Mr. Butler commented, “Despite continued economic weakness in Europe, and to a lesser extent, the U.S., we anticipate that our fiscal first quarter diluted earnings per share will be comparable to those reported in the prior fiscal year. We have been encouraged by demand trends within our Electronic Chemicals business and anticipate our results within this segment will remain stable in the first fiscal quarter, aided by customer fab expansion activities. As always, we remain active in pursuing accretive acquisitions and have identified promising opportunities in both the Electronic Chemicals and Wood Treating Chemicals segments. Our strong cash flow and healthy balance sheet give us ample flexibility to finance future investments.”

Conference Call

Date: Friday, October 12, 2012

Time: 10:00 am EDT

Dial-in: 888-396-2356 or 617-847-8709

Participant passcode: 22829677

The conference call will also be webcast live via the “Investor Relations” section of the Company’s website at www.kmgchemicals.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software.

If you are unable to listen live, the conference call will be archived on the KMG website. A telephone replay of the call will also be available for one week, starting at 12:00 p.m. ET on October 12, 2012. To access the call, dial 888-286-8010 or 617-801-6888 using participant passcode 24054264.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the electronic and industrial wood treatment chemical markets. For more information, visit the Company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contact

Eric Glover

Investor Relations Manager

KMG Chemicals, Inc.

713-600-3865

KMG CHEMICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	July 31,		July 31,
	2012	2011	2012	2011
Net sales	$67,607	$70,936	$272,700	$255,596

Cost of sales	46,964	53,991	195,635	187,536

Gross profit	20,643	16,945	77,065	68,060

Distribution expenses	7,480	8,078	26,770	28,821
Selling, general and administrative expenses	6,468	6,356	24,858	22,217

Operating income	6,695	2,511	25,437	17,022

Other income/(expense)
Interest income	—	—	1	1
Interest expense	(490)	(571)	(2,100)	(2,336)
Other, net	(74)	(68)	(269)	(208)

Total other expense, net	(564)	(639)	(2,368)	(2,543)

Income from continuing operations before income taxes	6,131	1,872	23,069	14,479

Provision for income taxes	(2,111)	(806)	(8,754)	(5,061)

Income from continuing operations	4,020	1,066	14,315	9,418

Discontinued operations
Income/(loss) from discontinued operations, before income taxes	(277)	180	(711)	514
Income tax benefit/(expense)	120	(64)	221	(203)

Income/(loss) from discontinued operations	(157)	116	(490)	311

Net income	$3,863	$1,182	$13,825	$9,729

Earnings per share
Basic
Income from continuing operations	$0.35	$0.09	$1.26	$0.83
Income/(loss) from discontinued operations	(0.01)	0.01	(0.04)	0.03

Net income	$0.34	$0.10	$1.22	$0.86

Diluted
Income from continuing operations	$0.34	$0.09	$1.24	$0.82
Income/(loss) from discontinued operations	(0.01)	0.01	(0.04)	0.03

Net income	$0.33	$0.10	$1.20	$0.85

Weighted average shares outstanding
Basic	11,388	11,317	11,363	11,309
Diluted	11,545	11,503	11,528	11,489

KMG CHEMICALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF JULY 31, 2012 AND 2011

(In thousands, except for share and per share amounts)

	2012	2011
Assets
Current assets
Cash and cash equivalents	$1,633	$1,826
Accounts receivable
Trade, net of allowances of $16 at July 31, 2012 and $414 at July 31, 2011	28,933	36,410
Other	960	3,148
Inventories, net	40,661	41,770
Current deferred tax assets	1,417	726
Prepaid expenses and other	2,057	2,126

Total current assets	75,661	86,006

Property, plant and equipment, net	68,026	71,826

Deferred tax assets	1,129	1,176
Goodwill	3,778	3,778
Intangible assets, net	14,980	19,493
Restricted cash	1,000	—
Other assets, net	3,116	3,099

Total assets	$167,690	$185,378

Liabilities & stockholders’ equity
Current liabilities
Accounts payable	$21,855	$24,899
Accrued liabilities	4,595	3,921
Book overdraft	—	2,852
Current deferred tax liabilities	—	7
Current maturities of long-term debt	—	8,000
Employee incentive accrual	2,227	1,103

Total current liabilities	28,677	40,782

Long-term debt, net of current maturities	24,000	41,279
Deferred tax liabilities	7,046	5,381
Other long-term liabilities	1,200	1,406

Total liabilities	60,923	88,848
Commitments and contingencies

Stockholders’ equity
Preferred stock, $.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 40,000,000 shares authorized, 11,405,808 shares issued and outstanding at July 31, 2012 and 11,318,941 shares issued and outstanding at July 31, 2011	114	113
Additional paid-in capital	26,022	25,256
Accumulated other comprehensive loss	(4,339)	(1,233)
Retained earnings	84,970	72,394

Total stockholders’ equity	106,767	96,530

Total liabilities and stockholders’ equity	$167,690	$185,378

KMG CHEMICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JULY 31, 2012 and 2011

(In thousands)

	2012	2011
Cash flows from operating activities
Net income	$13,825	$9,729
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	7,018	7,354
Amortization of loan costs included in interest expense	124	109
Stock-based compensation expense	714	542
Bad debt expense	—	154
Inventory valuation adjustment	371	(94)
Gain on sale of animal health business	(90)	—
Loss on disposal of property	99	112
Deferred income tax expense	929	2,083
Tax benefit from stock-based awards	(41)	(196)
Changes in operating assets and liabilities, net of effects of acquisition
Accounts receivable — trade	6,810	(5,909)
Accounts receivable — other	2,186	(1,370)
Inventories	(5,545)	(2,230)
Other current and non-current assets	(223)	(1,128)
Accounts payable	(2,801)	3,792
Accrued liabilities and other	1,873	(235)

Net cash provided by operating activities	25,249	12,713

Cash flows from investing activities
Additions to property, plant and equipment	(5,193)	(8,268)
Proceeds from sale of animal health business	10,203	—
Proceeds from sale of property	33	60
Change in restricted cash	(1,000)	201

Net cash provided by/(used in) investing activities	4,043	(8,007)

Cash flows from financing activities
Net payments under revolver credit agreement	(13,946)	(2,054)
Principal payments on borrowings on term loan	(11,333)	(8,000)
Proceeds from exercise of stock options and warrants	64	200
Tax benefit from stock-based awards	41	196
Book overdraft	(2,852)	2,852
Payment of dividends	(1,249)	(1,017)

Net cash provided by/(used in) financing activities	(29,275)	(7,823)

Effect of exchange rate changes on cash	(210)	215

Net decrease in cash and cash equivalents	(193)	(2,902)

Cash and cash equivalents at the beginning of year	1,826	4,728

Cash and cash equivalents at end of year	$1,633	$1,826

Supplemental disclosures of cash flow information
Cash paid for interest	$1,896	$2,294
Cash paid for income taxes	$5,009	$4,387

Net Sales and Operating Income by Segment

($ in thousands; includes effects of rounding)

Segment Net Sales

	Three Months Ended July 31,				Year Ended July 31,
	2012		2011		2012		2011
	Net Sales	% of Total Segment Net Sales	Net Sales	% of Total Segment Net Sales	Net Sales	% of Total Segment Net Sales	Net Sales	% of Total Segment Net Sales
Segment
Electronic Chemicals	$43,055	64%	$40,178	57%	$159,451	59%	$151,481	59%
Wood Treating Chemicals	24,337	36%	30,758	43%	113,034	41%	104,115	41%

Total Sales for Reportable Segments	$67,392	100%	$70,936	100%	$272,485	100%	$255,596	100%

Segment Operating Income (1)
	Three Months Ended July 31,				Year Ended July 31,
	2012		2011		2012		2011
	Operating Income	% of Segment Net Sales	Operating Income	% of Segment Net Sales	Operating Income	% of Segment Net Sales	Operating Income	% of Segment Net Sales
Segment
Electronic Chemicals	$4,304	10.0%	$262	0.7%	$13,392	8.4%	$6,205	4.1%
Wood Treating Chemicals	3,219	13.2%	3,394	11.0%	15,622	13.8%	14,766	14.2%

Total Segment Income from Operations	$7,523		$3,656		$29,014		$20,971

(1)	Segment income from operations includes allocated corporate overhead expenses.